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                                                    RPM, INC. AND SUBSIDIARIES
                                                    --------------------------
                                        CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                                        ---------------------------------------------------
                                           PER COMMON SHARE AND COMMON SHARE EQUIVALENTS                              Exhibit 11.1
                                           ---------------------------------------------

                                              (In thousands except per share amounts)

                                                                             Year Ended May 31
                                                            ---------------------------------------------------
                                                               1995                  1994                  1993
NET INCOME                                                     ----                  ----                  ----
  Net income applicable to common shares
  for primary earnings per share                            $61,099               $52,640               $39,498
    Add back interest net of tax on
      convertible securities assumed
      to be converted                                         4,731                 4,850                 5,024
                                                            -------               -------               -------
  Net income applicable to common shares
  for fully-diluted earnings per share                      $65,830               $57,490               $44,522
                                                            =======               =======               =======

SHARES OUTSTANDING
  For computation of primary earnings per
    common share
      Weighted average shares                                56,921                56,379                52,925
      Net issuable common share equivalents                     322                   338                   342
                                                            -------               -------               -------
        Total shares for primary earnings
          per share                                          57,243                56,717                53,267

  For computation of fully-diluted earnings
    per common share
      Additional shares of issuable common
        share equivalents assuming conver-
        sion of convertible securities                        7,813                 8,149                 8,885

      Additional common share equivalents
        ending market value higher than
        average market value                                    126                    10                    62
                                                            -------               -------               -------
        Total shares for fully-diluted
          earnings per share                                 65,182                64,876                62,214
                                                            =======               =======               =======

EARNINGS PER COMMON SHARE AND COMMON
  SHARE EQUIVALENTS                                           $1.07                  $.93                  $.74
                                                              =====                  ====                  ====
EARNINGS PER COMMON SHARE ASSUMING FULL
  DILUTION                                                    $1.01                  $.89                  $.72
                                                              =====                  ====                  ====


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